Exhibit 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FROM:	NU-Telecom	FOR RELEASE:	Immediate
27 N. Minnesota
	New Ulm, MN 56073	CONTACT:	Bill Otis
	Tele. 507-354-4111		NU-Telecom
507-354-4111
E-mail: billotis@nu-telcom.net

New Ulm Telecom, Inc. Completes the Sale of its Minority Interests in SHAL and En-Tel to Iowa Telecom

New Ulm, MN – (September 24, 2009) New Ulm Telecom, Inc. (“New Ulm”) (NULM.OB) announced that it had completed the sale to Iowa Telecommunications Services, Inc. (“ITS”) of its equity ownership interests in SHAL, LLC, SHAL Networks, Inc., Direct Communications, LLC, and En-Tel Communications, LLC for approximately $1.9 million in cash.

The sale of these minority owned investments allowed New Ulm to monetize non-core investments. In addition, this transaction released New Ulm from approximately $5.7 million in loan guarantees to RTFC for loans to SHAL, LLC and En-Tel Communications, LLC.

SHAL owns and leases a 2,500-mile fiber-optic network throughout Minnesota that provides access to low cost, high quality transport facilities. En-Tel Communications is a CLEC based in Willmar, Minnesota, providing local voice, DSL and digital video services to customers in central Minnesota.

About New Ulm

New Ulm owns and operates incumbent local exchange carriers (ILECs) and competitive local exchange carriers (CLECs) that provide, own and operate phone, video and internet services in a number of Minnesota and Iowa communities. New Ulm also sells and services cellular phones and accessories, customer premise equipment and transport operations. New Ulm also holds a 33.33% ownership interest in Hector Communications Corporation, which provides phone, video and internet services to a number of communities in Minnesota and Wisconsin; a 25.18% investment in FiberComm, LC, a CLEC based in Sioux City, Iowa; a 16.38% investment in Broadband Visions, LLC, which provides video headend and Internet services; and a 14.29% investment in Independent Emergency Services, LLC, which provides E-911 services to the State of Minnesota and Minnesota Counties.

Forward-Looking Statements

Statements about New Ulm’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties. These and other risk factors are discussed in New Ulm’s Report on Form 10-K for the year ended December 31, 2008 and from time to time in its other filings with the Securities and Exchange Commission.

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